EXHIBIT 99.2

KAR Auction Services, Inc.
Q2 2019 Supplemental Financial Information
August 6, 2019

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for the periods presented:

	Three Months Ended June 30, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$50.5	$27.4	$(50.5)	$27.4
Add back:
Income taxes	21.8	11.3	(24.4)	8.7
Interest expense, net of interest income	0.6	16.1	38.3	55.0
Depreciation and amortization	38.0	2.6	7.3	47.9
Intercompany interest	4.0	(1.6)	(2.4)	—
EBITDA	114.9	55.8	(31.7)	139.0
Intercompany charges	3.6	—	(3.6)	—
Non-cash stock-based compensation	1.6	0.4	2.0	4.0
Acquisition related costs	1.2	—	2.5	3.7
Securitization interest	—	(13.8)	—	(13.8)
Severance	0.9	—	0.2	1.1
IAA allocated costs	—	—	0.9	0.9
Foreign currency gains/losses	(0.5)	—	0.5	—
Other	0.9	0.1	—	1.0
Total addbacks	7.7	(13.3)	2.5	(3.1)
Adjusted EBITDA	$122.6	$42.5	$(29.2)	$135.9

	Three Months Ended June 30, 2018
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$60.0	$27.7	$(50.3)	$37.4
Add back:
Income taxes	23.5	9.3	(16.9)	15.9
Interest expense, net of interest income	0.4	14.7	32.3	47.4
Depreciation and amortization	31.3	3.5	7.3	42.1
Intercompany interest	4.3	(0.7)	(3.6)	—
EBITDA	119.5	54.5	(31.2)	142.8
Intercompany charges	3.3	—	(3.3)	—
Non-cash stock-based compensation	2.3	0.6	1.5	4.4
Acquisition related costs	1.0	—	0.5	1.5
Securitization interest	—	(12.7)	—	(12.7)
Severance	0.9	—	—	0.9
IAA allocated costs	—	—	1.3	1.3
Other	0.8	—	—	0.8
Total addbacks	8.3	(12.1)	—	(3.8)
Adjusted EBITDA	$127.8	$42.4	$(31.2)	$139.0

	Six Months Ended June 30, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$92.9	$57.9	$(108.1)	$42.7
Add back:
Income taxes	37.7	22.1	(44.6)	15.2
Interest expense, net of interest income	1.0	33.0	76.9	110.9
Depreciation and amortization	73.0	5.0	14.2	92.2
Intercompany interest	11.1	(2.8)	(8.3)	—
EBITDA	215.7	115.2	(69.9)	261.0
Intercompany charges	6.8	—	(6.8)	—
Non-cash stock-based compensation	4.0	0.9	5.7	10.6
Acquisition related costs	2.8	—	4.8	7.6
Securitization interest	—	(28.6)	—	(28.6)
Severance	3.6	—	1.2	4.8
IAA allocated costs	—	—	2.3	2.3
Foreign currency gains/losses	(1.1)	—	0.5	(0.6)
Other	1.6	0.1	—	1.7
Total addbacks	17.7	(27.6)	7.7	(2.2)
Adjusted EBITDA	$233.4	$87.6	$(62.2)	$258.8

	Six Months Ended June 30, 2018
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$114.2	$53.4	$(96.0)	$71.6
Add back:
Income taxes	39.0	17.7	(32.9)	23.8
Interest expense, net of interest income	0.8	28.1	59.5	88.4
Depreciation and amortization	62.5	11.3	14.6	88.4
Intercompany interest	12.0	(1.2)	(10.8)	—
EBITDA	228.5	109.3	(65.6)	272.2
Intercompany charges	7.7	—	(7.7)	—
Non-cash stock-based compensation	4.4	1.1	4.6	10.1
Acquisition related costs	2.4	—	1.3	3.7
Securitization interest	—	(24.1)	—	(24.1)
Severance	2.4	—	—	2.4
IAA allocated costs	—	—	2.5	2.5
Other	1.5	—	—	1.5
Total addbacks	18.4	(23.0)	0.7	(3.9)
Adjusted EBITDA	$246.9	$86.3	$(64.9)	$268.3

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	June 30, 2019

Net income (loss)	$77.5	$67.3	$77.8	$55.6	$278.2
Less: Income from discontinued operations	46.6	52.2	62.5	28.2	189.5
Income from continuing operations	30.9	15.1	15.3	27.4	88.7
Add back:
Income taxes	8.7	1.8	6.5	8.7	25.7
Interest expense, net of interest income	47.7	51.2	55.9	55.0	209.8
Depreciation and amortization	41.4	42.6	44.3	47.9	176.2
EBITDA	128.7	110.7	122.0	139.0	500.4
Non-cash stock-based compensation	5.8	4.6	6.6	4.0	21.0
Acquisition related costs	1.5	2.1	3.9	3.7	11.2
Securitization interest	(12.9)	(14.5)	(14.8)	(13.8)	(56.0)
(Gain)/Loss on asset sales	0.3	0.4	0.5	0.4	1.6
Severance	1.4	1.8	3.7	1.1	8.0
IAA allocated costs	1.4	1.3	1.4	0.9	5.0
Foreign currency gains/losses	—	3.7	(0.6)	—	3.1
Other	0.2	0.5	0.2	0.6	1.5
Total addbacks	(2.3)	(0.1)	0.9	(3.1)	(4.6)
Adjusted EBITDA	$126.4	$110.6	$122.9	$135.9	$495.8

Results of Operations

KAR Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except per share amounts)	2019	2018	2019	2018
Revenues
ADESA	$632.4	$538.3	$1,232.1	$1,066.4
AFC	86.7	85.1	176.6	170.2
Total revenues	719.1	623.4	1,408.7	1,236.6
Cost of services*	417.4	330.2	811.3	658.5
Gross profit*	301.7	293.2	597.4	578.1
Selling, general and administrative	163.2	149.9	338.4	305.4
Depreciation and amortization	47.9	42.1	92.2	88.4
Operating profit	90.6	101.2	166.8	184.3
Interest expense	55.6	48.4	112.1	89.7
Other income, net	(1.1)	(0.5)	(3.2)	(0.8)
Income from continuing operations before income taxes	36.1	53.3	57.9	95.4
Income taxes	8.7	15.9	15.2	23.8
Net income from continuing operations	27.4	37.4	42.7	$71.6
Income from discontinued operations	28.2	55.8	90.7	111.6
Net income	$55.6	$93.2	$133.4	$183.2
Net income from continuing operations per share
Basic	$0.21	$0.28	$0.32	$0.53
Diluted	$0.20	$0.28	$0.32	$0.53

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended June 30, 2019 and 2018
Overview
For the three months ended June 30, 2019, we had revenue of $719.1 million compared with revenue of $623.4 million for the three months ended June 30, 2018, an increase of 15%. Businesses acquired accounted for an increase in revenue of $51.2 million or 7% of revenue. Excluding revenue from purchased vehicles of $78.3 million and $27.2 million for the three months ended June 30, 2019 and 2018, respectively, revenue would have been $640.8 million and $596.2 million, respectively, an increase of 7%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization increased $5.8 million, or 14%, to $47.9 million for the three months ended June 30, 2019, compared with $42.1 million for the three months ended June 30, 2018. The increase in depreciation and amortization was primarily the result of certain assets placed in service over the last twelve months and depreciation and amortization for the assets of businesses acquired in 2018 and 2019.
Interest Expense
Interest expense increased $7.2 million, or 15%, to $55.6 million for the three months ended June 30, 2019, compared with $48.4 million for the three months ended June 30, 2018. The increase was primarily attributable to interest expense associated with borrowings on the revolving credit facility and European lines of credit in 2019, as well as additional interest expense of approximately $1.8 million related to the acceleration of amortization on debt issuance costs. There was an increase of approximately $14.4 million in the average outstanding balance of corporate debt for the three months ended June 30, 2019 compared with the three months ended June 30, 2018, as well as an increase in the weighted average interest rate for the same period of approximately 0.23%. In addition, there was an increase in interest expense at AFC of $1.4 million, which resulted from an increase in interest rates under the U.S. securitization agreement for the three months ended June 30, 2019, as compared with the three months ended June 30, 2018. The increases in interest expense were partially offset by $1.2 million received from the counterparties to the interest rate cap agreements.
Income Taxes
We had an effective tax rate of 24.1% for the three months ended June 30, 2019, compared with an effective tax rate of 29.8% for the three months ended June 30, 2018. The decrease in the effective tax rate was the result of the deferred tax impact of a state tax law change during the three months ended June 30, 2019.
Income from Discontinued Operations
On June 28, 2019, the Company completed the separation of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations for all periods presented. For the three months ended June 30, 2019 and 2018, IAA had revenue of $366.4 million and $333.2 million, respectively, and income from discontinued operations of $28.2 million and $55.8 million, respectively. The operating results included one-time transaction costs of approximately $30.5 million for the three months ended June 30, 2019 in connection with the separation of the two companies. These costs consisted of consulting and professional fees associated with preparing for and executing the spin-off. For a further discussion, reference Note 3.
Impact of Foreign Currency
The strengthening of the U.S dollar has impacted the reporting of our Canadian operations in U.S. dollars. For the three months ended June 30, 2019, fluctuations in the Canadian exchange rate decreased revenue by $3.0 million, operating profit by $0.9 million, net income by $0.5 million and net income per diluted share by less than $0.01.
Overview of KAR Results for the Six Months Ended June 30, 2019 and 2018
Overview
For the six months ended June 30, 2019, we had revenue of $1,408.7 million compared with revenue of $1,236.6 million for the six months ended June 30, 2018, an increase of 14%. Businesses acquired accounted for an increase in revenue of $83.1 million or 6% of revenue. Excluding revenue from purchased vehicles of $135.5 million and $52.6 million for the six months ended June 30, 2019 and 2018, respectively, revenue would have been $1,273.2 million and $1,184.0 million, respectively, an increase of 8%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization increased $3.8 million, or 4%, to $92.2 million for the six months ended June 30, 2019, compared with $88.4 million for the six months ended June 30, 2018. The increase in depreciation and amortization was primarily the result of certain assets placed in service over the last twelve months and depreciation and amortization for the assets of businesses acquired in 2018 and 2019.
Interest Expense
Interest expense increased $22.4 million, or 25%, to $112.1 million for the six months ended June 30, 2019, compared with $89.7 million for the six months ended June 30, 2018. The increase was primarily attributable to interest expense associated with borrowings on the revolving credit facility and European lines of credit in 2019, as well as additional interest expense of approximately $1.8 million related to the acceleration of amortization on debt issuance costs. There was an increase of approximately $67.7 million in the average outstanding balance of corporate debt for the six months ended June 30, 2019 compared with the six months ended June 30, 2018, as well as an increase in the weighted average interest rate for the same period of approximately 0.47%. In addition, there was an increase in interest expense at AFC of $5.1 million, which resulted from an increase in interest rates under the U.S. securitization agreement for the six months ended June 30, 2019, as compared with the six months ended June 30, 2018. The increases in interest expense were partially offset by $3.6 million received from the counterparties to the interest rate cap agreements.

Income Taxes
We had an effective tax rate of 26.3% for the six months ended June 30, 2019, compared with an effective tax rate of 24.9% for the six months ended June 30, 2018.
Income from Discontinued Operations
On June 28, 2019, the Company completed the separation of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations for all periods presented. For the six months ended June 30, 2019 and 2018, IAA had revenue of $723.6 million and $670.5 million, respectively, and income from discontinued operations of $90.7 million and $111.6 million, respectively. The operating results included one-time transaction costs of approximately $31.3 million for the six months ended June 30, 2019 in connection with the separation of the two companies. These costs consisted of consulting and professional fees associated with preparing for and executing the spin-off. For a further discussion, reference Note 3.
Impact of Foreign Currency
The strengthening of the U.S dollar has impacted the reporting of our Canadian operations in U.S. dollars. For the six months ended June 30, 2019, fluctuations in the Canadian exchange rate decreased revenue by $6.8 million, operating profit by $1.6 million, net income by $0.8 million and net income per diluted share by less than $0.01.
ADESA Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per vehicle amounts)	2019	2018	2019	2018
ADESA revenue	$632.4	$538.3	$1,232.1	$1,066.4
Cost of services*	392.9	307.2	763.6	613.2
Gross profit*	239.5	231.1	468.5	453.2
Selling, general and administrative	121.9	108.3	248.5	217.1
Depreciation and amortization	38.0	31.3	73.0	62.5
Operating profit	$79.6	$91.5	$147.0	$173.6

Vehicles sold	994,000	907,000	1,940,000	1,785,000
Physical auction vehicles sold in North America	553,000	550,000	1,109,000	1,107,000
Online only vehicles sold in North America	416,000	346,000	783,000	655,000
Vehicles sold in Europe	25,000	11,000	48,000	23,000
Dealer consignment mix at physical auctions	41%	43%	39%	42%
Conversion rate at North American physical auctions	66.1%	62.4%	64.9%	62.5%
Physical auction revenue per vehicle sold, excluding purchased vehicles	$882	$839	$879	$829
Online only revenue per vehicle sold, excluding purchased vehicles	$150	$118	$148	$117

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended June 30, 2019 and 2018
Revenue
Revenue from ADESA increased $94.1 million, or 17%, to $632.4 million for the three months ended June 30, 2019, compared with $538.3 million for the three months ended June 30, 2018. The increase in revenue was a result of a 10% increase in the number of vehicles sold (8% increase excluding acquisitions) and an increase in average revenue per vehicle sold of 7%. Businesses acquired in the last 12 months accounted for an increase in revenue of $51.2 million.
The increase in vehicles sold was primarily attributable to a 13% increase in institutional volume, including vehicles sold on our online only platform, as well as a 3% increase in dealer consignment units sold for the three months ended June 30, 2019 compared with the three months ended June 30, 2018. Online sales volume for ADESA represented approximately 59% of the total vehicles sold in the second quarter of 2019, compared with approximately 54% in the second quarter of 2018. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) vehicles sold on the TradeRev platform; (iv) vehicle sales in Europe, including units sold by COTW; (v) simultaneously broadcasting video and audio of the physical auctions to online bidders (ADESA Simulcast); and (vi) bulletin-board or real-time online auctions (DealerBlock®). Upstream selling, midstream selling and TradeRev sales, which represent online only sales, accounted for approximately 75% of ADESA's North American online sales volume. ADESA sold approximately 416,000 (including approximately 41,000 from TradeRev) and 346,000 (including approximately 30,000 from TradeRev) vehicles through its North American online only offerings in the second quarter of 2019 and 2018, respectively. For the three months ended June 30, 2019, dealer consignment vehicles represented approximately 41% of used vehicles sold at ADESA physical auction locations, compared with approximately 43% for the three months ended June 30, 2018. The volume of vehicles sold at physical auction locations in the second quarter of 2019 was consistent with the second quarter of 2018. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 66.1% for the three months ended June 30, 2019, compared with 62.4% for the three months ended June 30, 2018.
Physical auction revenue per vehicle sold increased $43, or 5%, to $882 for the three months ended June 30, 2019, compared with $839 for the three months ended June 30, 2018. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue and auction fees related to higher average transaction prices, partially offset by a decrease in physical auction revenue per vehicle sold of $4 due to fluctuations in the Canadian exchange rate.
Online only auction revenue per vehicle sold increased $97 to $232 for the three months ended June 30, 2019, compared with $135 for the three months ended June 30, 2018. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and the inclusion of TradeRev and CarsOnTheWeb sales. Excluding vehicles purchased as part of the ADESA Assurance Program and vehicles purchased by CarsOnTheWeb, online only revenue per vehicle would have been $150 and $118 for the three months ended June 30, 2019 and 2018, respectively. The $32 increase in online only revenue per vehicle was attributable to increased revenue per vehicle for units sold on the TradeRev platform and the addition of CarsOnTheWeb.
Gross Profit
For the three months ended June 30, 2019, gross profit for ADESA increased $8.4 million, or 4%, to $239.5 million, compared with $231.1 million for the three months ended June 30, 2018. Gross profit for ADESA was 37.9% of revenue for the three months ended June 30, 2019, compared with 42.9% of revenue for the three months ended June 30, 2018. Gross profit as a percentage of revenue decreased for the three months ended June 30, 2019 as compared with the three months ended June 30, 2018 as a result of an increase in purchase vehicles primarily related to the acquisition of COTW and increased activity under ADESA Assurance, as well as an increase in lower margin related services. Excluding purchased vehicles, gross profit as a percentage of revenue was 43.2% and 45.2% for the three months ended June 30, 2019 and 2018, respectively. Businesses acquired in the last 12 months accounted for an increase in cost of services of $43.9 million for the three months ended June 30, 2019.
For the three months ended June 30, 2019, High Tech Locksmiths, a subsidiary of ADESA, incurred an inventory loss of approximately $5.4 million. The inventory loss represented a 0.9% decline in gross profit for the three months ended June 30, 2019. The Company is pursuing all avenues to recover the loss. Despite these efforts, we may not be successful in recovering all or a portion of this loss.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $13.6 million, or 13%, to $121.9 million for the three months ended June 30, 2019, compared with $108.3 million for the three months ended June 30, 2018, primarily due to increases in costs associated with TradeRev aggregating $7.1 million, acquisitions of $6.1 million, information technology costs of $1.8 million, professional fees of $1.8 million and benefit related expense of $0.9 million, partially offset by decreases in compensation expense of $1.2 million, stock-based compensation of $0.7 million, fluctuations in the Canadian exchange rate of $0.7 million and other miscellaneous expenses aggregating $1.5 million.
Overview of ADESA Results for the Six Months Ended June 30, 2019 and 2018
Revenue
Revenue from ADESA increased $165.7 million, or 16%, to $1,232.1 million for the six months ended June 30, 2019, compared with $1,066.4 million for the six months ended June 30, 2018. The increase in revenue was a result of a 9% increase in the number of vehicles sold (7% increase excluding acquisitions) and an increase in average revenue per vehicle sold of 6%. Businesses acquired in the last 12 months accounted for an increase in revenue of $83.1 million.
The increase in vehicles sold was primarily attributable to a 12% increase in institutional volume, including vehicles sold on our online only platform, for the six months ended June 30, 2019 compared with the six months ended June 30, 2018. Online sales volume for ADESA represented approximately 58% of the total vehicles sold in the first six months of 2019, compared with approximately 53% in the first six months of 2018. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) vehicles sold on the TradeRev platform; (iv) vehicle sales in Europe, including units sold by COTW; (v) simultaneously broadcasting video and audio of the physical auctions to online bidders (ADESA Simulcast); and (vi) bulletin-board or real-time online auctions (DealerBlock®). Upstream selling, midstream selling and TradeRev sales, which represent online only sales, accounted for approximately 73% of ADESA's North American online sales volume. ADESA sold approximately 783,000 (including approximately 72,000 from TradeRev) and 655,000 (including approximately 52,000 from TradeRev) vehicles through its North American online only offerings in the first six months of 2019 and 2018, respectively. For the six months ended June 30, 2019, dealer consignment vehicles represented approximately 39% of used vehicles sold at ADESA physical auction locations, compared with approximately 42% for the six months ended June 30, 2018. The volume of vehicles sold at physical auction locations in the first six months of 2019 was consistent with the first six months of 2018. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 64.9% for the six months ended June 30, 2019, compared with 62.5% for the six months ended June 30, 2018.
Physical auction revenue per vehicle sold increased $50, or 6%, to $879 for the six months ended June 30, 2019, compared with $829 for the six months ended June 30, 2018. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue and auction fees related to higher average transaction prices, partially offset by a decrease in physical auction revenue per vehicle sold of $5 due to fluctuations in the Canadian exchange rate.
Online only auction revenue per vehicle sold increased $87 to $220 for the six months ended June 30, 2019, compared with $133 for the six months ended June 30, 2018. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and the inclusion of TradeRev and CarsOnTheWeb sales. Excluding vehicles purchased as part of the ADESA Assurance Program and vehicles purchased by CarsOnTheWeb, online only revenue per vehicle would have been $148 and $117 for the six months ended June 30, 2019 and 2018, respectively. The $31 increase in online only revenue per vehicle was attributable to increased revenue per vehicle for units sold on the TradeRev platform and the addition of CarsOnTheWeb.
Gross Profit
For the six months ended June 30, 2019, gross profit for ADESA increased $15.3 million, or 3%, to $468.5 million, compared with $453.2 million for the six months ended June 30, 2018. Gross profit for ADESA was 38.0% of revenue for the six months ended June 30, 2019, compared with 42.5% of revenue for the six months ended June 30, 2018. Gross profit as a percentage of revenue decreased for the six months ended June 30, 2019 as compared with the six months ended June 30, 2018 as a result of an increase in purchase vehicles primarily related to the acquisition of COTW and increased activity under ADESA Assurance, as well as an increase in lower margin related services. Excluding purchased vehicles, gross profit as a percentage of revenue was 42.7% and 44.7% for the six months ended June 30, 2019 and 2018, respectively. Businesses acquired in the last 12 months accounted for an increase in cost of services of $70.8 million for the six months ended June 30, 2019.
For the six months ended June 30, 2019, High Tech Locksmiths, a subsidiary of ADESA, incurred an inventory loss of approximately $5.4 million. The inventory loss represented a 0.4% decline in gross profit for the six months ended June 30, 2019. The Company is pursuing all avenues to recover the loss. Despite these efforts, we may not be successful in recovering all or a portion of this loss.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $31.4 million, or 14%, to $248.5 million for the six months ended June 30, 2019, compared with $217.1 million for the six months ended June 30, 2018, primarily due to increases in costs associated with TradeRev aggregating $15.1 million, acquisitions of $10.7 million, information technology costs of $3.3 million, professional fees of $1.9 million, compensation expense of $1.5 million, incentive-based compensation $2.0 million, benefit related expense of $1.5 million and telecom costs of $0.8 million, partially offset by fluctuations in the Canadian exchange rate of $1.8 million and decreases in travel expenses of $1.0 million, supplies expense of $0.8 million and other miscellaneous expenses aggregating $1.8 million.
AFC Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions except volumes and per loan amounts)	2019	2018	2019	2018
AFC revenue	$86.7	$85.1	$176.6	$170.2
Cost of services*	24.5	23.0	47.7	45.3
Gross profit*	62.2	62.1	128.9	124.9
Selling, general and administrative	6.4	7.5	13.6	15.5
Depreciation and amortization	2.6	3.5	5.0	11.3
Operating profit	$53.2	$51.1	$110.3	$98.1

Loan transactions	437,000	435,000	898,000	899,000
Revenue per loan transaction, excluding “Warranty contract revenue”	$178	$177	$177	$171
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended June 30, 2019 and 2018
Revenue
For the three months ended June 30, 2019, AFC revenue increased $1.6 million, or 2%, to $86.7 million, compared with $85.1 million for the three months ended June 30, 2018. The increase in revenue was primarily the result of a 1% increase in revenue per loan transaction.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $1, or 1%, primarily as a result of an increase in interest yield and fee revenue as a result of prime rate increases and an increase in average loan values, partially offset by an increase in provision for credit losses and a decrease in floorplan fee income per unit for the three months ended June 30, 2019. Revenue per loan transaction excludes "Warranty contract revenue."
The provision for credit losses increased to 1.7% of the average managed receivables for the three months ended June 30, 2019 from 1.5% for the three months ended June 30, 2018. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.

Gross Profit
For the three months ended June 30, 2019, gross profit for the AFC segment increased $0.1 million to $62.2 million, or 71.7% of revenue, compared with $62.1 million, or 73.0% of revenue, for the three months ended June 30, 2018. The decrease in gross profit as a percent of revenue was primarily the result of a 7% increase in cost of services. The increase in cost of services was primarily the result of increases in PWI expenses of $0.9 million, compensation expense of $0.8 million and other miscellaneous expenses aggregating $0.8 million, partially offset by a decrease in lot checks of $0.7 million and incentive-based compensation of $0.3 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $1.1 million, or 15%, to $6.4 million for the three months ended June 30, 2019, compared with $7.5 million for the three months ended June 30, 2018, primarily as a result of decreases in travel expenses of $0.5 million, incentive-based compensation of $0.4 million and other miscellaneous expenses aggregating $0.2 million.
Overview of AFC Results for the Six Months Ended June 30, 2019 and 2018
Revenue
For the six months ended June 30, 2019, AFC revenue increased $6.4 million, or 4%, to $176.6 million, compared with $170.2 million for the six months ended June 30, 2018. The increase in revenue was primarily the result of a 4% increase in revenue per loan transaction.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $6, or 4%, primarily as a result of an increase in interest yield and fee revenue as a result of prime rate increases and an increase in average loan values, partially offset by an increase in provision for credit losses and a decrease in floorplan fee income per unit for the six months ended June 30, 2019. Revenue per loan transaction excludes "Warranty contract revenue."
The provision for credit losses increased to 1.6% of the average managed receivables for the six months ended June 30, 2019 from 1.5% for the six months ended June 30, 2018. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the six months ended June 30, 2019, gross profit for the AFC segment increased $4.0 million, or 3%, to $128.9 million, or 73.0% of revenue, compared with $124.9 million, or 73.4% of revenue, for the six months ended June 30, 2018. The decrease in gross profit as a percent of revenue was primarily the result of a 5% increase in cost of services. The increase in cost of services was the result of increases in PWI expenses of $1.5 million, compensation expense of $1.0 million, travel expenses of $0.8 million and other miscellaneous expenses aggregating $0.5 million, partially offset by decreases in lot checks of $1.0 million and incentive-based compensation of $0.4 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $1.9 million, or 12%, to $13.6 million for the six months ended June 30, 2019, compared with $15.5 million for the six months ended June 30, 2018, primarily as a result of decreases in incentive-based compensation of $0.7 million, travel expenses of $0.7 million and compensation expense of $0.5 million.

Holding Company Results

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2019	2018	2019	2018
Selling, general and administrative	$34.9	$34.1	$76.3	$72.8
Depreciation and amortization	7.3	7.3	14.2	14.6
Operating loss	$(42.2)	$(41.4)	$(90.5)	$(87.4)
Overview of Holding Company Results for the Three Months Ended June 30, 2019 and 2018
Selling, General and Administrative
For the three months ended June 30, 2019, selling, general and administrative expenses at the holding company increased $0.8 million, or 2%, to $34.9 million, compared with $34.1 million for the three months ended June 30, 2018, primarily as a result of increases in medical expenses of $1.8 million, information technology costs of $1.5 million, professional fees of $0.7 million, telecom costs of $0.7 million and stock-based compensation expense of $0.5 million, partially offset by decreases in incentive-based compensation of $2.0 million, compensation expense of $1.7 million and other miscellaneous expenses aggregating $0.7 million.
Overview of Holding Company Results for the Six Months Ended June 30, 2019 and 2018
Selling, General and Administrative
For the six months ended June 30, 2019, selling, general and administrative expenses at the holding company increased $3.5 million, or 5%, to $76.3 million, compared with $72.8 million for the six months ended June 30, 2018, primarily as a result of increases in information technology costs of $2.5 million, medical expenses of $1.3 million, professional fees of $1.3 million, stock-based compensation expense of $1.2 million and telecom costs of $1.0 million, partially offset by decreases in incentive-based compensation of $1.4 million, compensation expense of $0.5 million and other miscellaneous expenses aggregating $1.9 million.
LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company's principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	June 30, 2019	December 31, 2018	June 30, 2018
Cash and cash equivalents	$233.0	$277.1	$322.4
Restricted cash	23.7	27.6	20.7
Working capital	380.5	450.3	562.4
Amounts available under Credit Facility*	278.0	350.0	350.0
Cash flow from operations for the six months ended	161.7		205.7
* KAR Auction Services, Inc. has a $350 million revolving line of credit as part of the company's Credit Agreement. There were related outstanding letters of credit totaling approximately $32.5 million, $32.9 million and $32.4 million at June 30, 2019, December 31, 2018 and June 30, 2018, respectively, which reduced the amount available for borrowings under the revolving credit facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.

Summary of Cash Flows

	Six Months Ended June 30,
(Dollars in millions)	2019	2018
Net cash provided by (used by):
Operating activities - continuing operations	$161.7	$205.7
Operating activities - discontinued operations	155.8	166.7
Investing activities - continuing operations	(268.9)	(137.7)
Investing activities - discontinued operations	(37.4)	(27.8)
Financing activities - continuing operations	(1,387.6)	(150.2)
Financing activities - discontinued operations	1,317.6	(7.3)
Effect of exchange rate on cash	10.8	(9.8)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(48.0)	$39.6
Cash flow from operating activities (continuing operations) was $161.7 million for the six months ended June 30, 2019, compared with $205.7 million for the six months ended June 30, 2018. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, as well as decreased profitability, partially offset by a net increase in non-cash item adjustments.
Net cash used by investing activities (continuing operations) was $268.9 million for the six months ended June 30, 2019, compared with $137.7 million for the six months ended June 30, 2018. The increase in net cash used by investing activities was primarily attributable to:

•	an increase in cash used for acquisitions of approximately $97.4 million; and

•	an increase in cash used for capital expenditures of approximately $27.0 million; and

•	a net increase in finance receivables held for investment of approximately $6.8 million.
Net cash used by financing activities (continuing operations) was $1,387.6 million for the six months ended June 30, 2019, compared with $150.2 million for the six months ended June 30, 2018. The increase in net cash used by financing activities was primarily attributable to:

•
an increase in payments on debt. The Company used net cash provided by financing activities from discontinued operations (cash received from IAA in the separation) to prepay approximately $1.3 billion of its term loan debt;

•	an increase in dividend payments of approximately $45.6 million; and

•	a net decrease in the obligations collateralized by finance receivables of approximately $32.0 million;
partially offset by:

•	a $93.5 million increase in borrowings from lines of credit;

•	no common stock repurchases in 2019 compared with common stock repurchases of approximately $50.0 million in the first six months of 2018; and

•	a larger net increase in book overdrafts in 2019 compared with 2018, resulting in an increase of approximately $30.9 million.

Potential Share Repurchases

The company expects to repurchase some of its shares in the third quarter of 2019, under its current share repurchase program. Repurchases may be made in the open market or through privately negotiated transactions, in accordance with applicable securities laws and regulations. The timing and amount of any repurchases is subject to market and other conditions.

Non-GAAP Financial Measures

The company provides the following non-GAAP measures on a forward-looking basis: Adjusted EBITDA and operating adjusted net income from continuing operations per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings, spin-offs or dispositions of assets or investments), gains/losses associated with step acquisitions, contingent purchase price adjustments, significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.